Dice Holdings, Inc. Reports Second Quarter 2012 Results

•	Revenues totaled $48.5 million in the second quarter, up 8% year-over-year

•	Net income grew 22% year-over-year to $9.5 million

•	Diluted earnings per share increased 27% year-over-year to $0.14

•	Adjusted EBITDA increased 9% year-over-year to $20.1 million, or 42% of revenues (see “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Deferred revenue totaled $66.8 million, an 11% increase from June 30, 2011

New York, New York, July 25, 2012 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter ended June 30, 2012.
Second Quarter Operating Results
Revenues for the quarter ended June 30, 2012 totaled $48.5 million, an increase of 8% from $44.9 million in the comparable quarter of 2011. Recruitment activity was varied by service and geography throughout the second quarter. Dice.com's revenues increased 14% year-over-year, while Rigzone grew 25% year-over-year. Those increases were partially offset by a revenue decline of 15% year-over-year at eFinancialCareers.
Operating income increased 26% to $15.7 million in the second quarter of 2012, as compared to $12.5 million earned in the same quarter of 2011. Operating expenses were up slightly for the quarter to $32.8 million, with cash expenses increasing 7% year-over-year due to continued investments in product development and marketing.

Net income for the quarter ended June 30, 2012 grew 22% year-over-year to $9.5 million. Interest expense was negatively impacted by the write-off of the remaining deferred financing costs from our previous credit facility totaling $0.8 million.

Diluted earnings per share were $0.14 for the second quarter of 2012, an increase of 27% from $0.11 diluted earnings per share in the quarter ended June 30, 2011.

Net cash provided by operating activities totaled $10.8 million for the quarter ended June 30, 2012.
Adjusted EBITDA for the quarter ended June 30, 2012 increased 9% to $20.1 million, as compared with $18.5 million for the second quarter of 2011. Adjusted EBITDA equaled 42% of revenues in the second quarter of 2012, compared to 41% of revenues in the second quarter ended June 30, 2011. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

 Operating Segment Results
For the quarter ended June 30, 2012, Tech & Clearance segment revenues increased 14% year-over-year to $32.2 million, or 67% of Dice Holdings' consolidated revenues. Growth was driven by a 10% increase year-over-year in the average number of recruitment package customers served, as well as a 5% increase in the average monthly revenue generated by those customers. Revenues from ClearanceJobs.com grew 15% year-over-year.
Finance segment revenues for the second quarter of 2012 decreased 15% year-over-year to $9.8 million. Currency translation from pound sterling to U.S. dollars negatively impacted revenues in the second quarter of 2012 by $0.3 million, as compared to the second quarter of 2011. Recruitment activity in financial services has continued at a slower pace as compared to last year, with Continental Europe continuing to decline.
The Energy segment grew 25% year-over-year to contribute $5.3 million in revenues in the quarter ended June 30, 2012, accounting for 11% of consolidated revenues. This result was driven by strong revenue gains in content supported advertising and career center businesses.

Other segment revenues increased 33% year-over-year to $1.2 million for the quarter ended June 30, 2012 from the comparable 2011 period, driven by year-over-year increases in revenues of 43% and 24% at AllHealthcareJobs.com and Targeted Job Fairs respectively.

Six Month Operating Results
Revenues for the six months ended June 30, 2012 increased 11% to $94.6 million, as compared to $85.0 million in the same period in 2011. Recruitment activity at Dice.com and Rigzone improved compared to the first half of 2011. Currency translation from pound sterling to U.S. dollars negatively impacted revenues for the six months ended June 30, 2012 by $0.4 million from the comparable 2011 period.
By segment, Tech and Clearances revenues increased 17% to $63.3 million for the six month period ended June 30, 2012. In the same period, the Finance segment contributed revenues of $19.8 million, a decrease of 11% from the six month period ended June 30, 2011. Energy segment revenues increased 28% to $9.3 million. Other revenues increased 35% to $2.2 million.
Net income for the six months ended June 30, 2012 increased 26% to $18.1 million, as compared to $14.3 million for the six months ended June 30, 2011.
For the six month period ended June 30, 2012, net cash provided by operating activities totaled $34.2 million. Adjusted EBITDA for the six months ended June 30, 2012 increased 12% to $38.7 million, as compared with $34.4 million for the same period in 2011. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Deferred revenue at June 30, 2012 was $66.8 million compared to $60.0 million at June 30, 2011 and $69.7 million at March 31, 2012. The 11% or $6.8 million year-over-year increase was primarily driven by increases in our Dice and Rigzone services.

Net Cash, defined as cash and cash equivalents and investments less total debt, was $41.5 million at June 30, 2012, consisting of cash and cash equivalents and investments of $56.5 million minus total debt of $15.0 million. This compares to a Net Cash balance of $54.7 million at March 31, 2012, consisting of cash and cash equivalents and investments of $68.7 million minus total debt of $14.0 million.

In June 2012, the Company entered into a new Credit Agreement which provides for a revolving facility of $155.0 million maturing in June 2017. Borrowings under the Credit Agreement bear interest at the Company’s option, at a LIBOR rate or a base rate plus a margin. The margin ranges from 1.75% to 2.50% on LIBOR loans and 0.75% to 1.50% on base rate loans, determined by the Company’s most recent consolidated leverage ratio. Loans under the facility may be prepaid at any time without penalty.

Share Repurchase

During the second quarter of 2012, the Company purchased 2,299,887 shares of its common stock on the open market pursuant to its stock repurchase plans at an average cost of $9.74 per share, for a total of approximately $22.4 million.

Recent Events

On June 29, 2012, the Company purchased the assets of FINS.com and entered into an exclusive agreement with Dow Jones & Company to provide and operate the online career centers for WSJ.com and MarketWatch.com in the United States.

Management Comments

Scot Melland, Chairman, President and Chief Executive Officer, said, “The quarter was tougher than we expected with softer new business in our small to mid-sized customer segment and weaker recruiting activity in financial services. We offset some of these headwinds as large customers increased their service levels with Dice, and Rigzone continued its strong growth." Mr. Melland added, "We continue to improve our services by adding more content and functionality, like the new talent communities on Dice and more regional content on Rigzone. Our primary focus continues to be on efficiently connecting highly-skilled professionals to hiring managers and recruiters."

Mike Durney, Senior Vice President, Finance and Chief Financial Officer, said, "Our model continues to deliver strong profitability, with Adjusted EBITDA margins at 42% in the second quarter, even as we continue to invest in our businesses. For example, we are starting to see the results of having new dedicated Rigzone resources in the major oil producing regions. We do, though, continue to experience timing differences in spending as compared to our plan and to benefit from efficiencies that we've built into our operations."

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of July 25, 2012 for the quarter ending September 30, 2012 and year ending December 31, 2012. The Company's actual performance will vary based on a number of factors including those that are outlined in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures.”

	Quarter ending September 30, 2012	Year ending December 31, 2012
Revenues	$47 mm	$189 mm
Year/Year Increase in Revenues	-	6%

Estimated Contribution by Segment
Tech & Clearance	67%	67%
Finance	20%	20%
Energy	10%	11%
Other	3%	2%

Adjusted EBITDA	$17 mm	$74.5 mm

Depreciation and amortization	$3.0 mm	$11.5 mm
Non-cash stock compensation expense	$1.5 mm	$ 6.0 mm
Interest expense, net	$0.3 mm	$ 2.0 mm
Income taxes	$4.4 mm	$19.8 mm

Net income	$7.8 mm	$35.2 mm

Adjusted EBITDA Margin	36%	39%

Fully diluted share count	66 mm	66 mm

Conference Call Information

The Company will host a conference call to discuss second quarter 2012 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-783-2142 or for international callers by dialing 857-350-1601; the passcode is 49695429. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 56118606. The replay will be available until August 1, 2012.

The call will also be webcast live from the Company's website at www.diceholdingsinc.com under the Investor Relations section.

Upcoming Investor Conference

Mr. Scot Melland will host meetings with investors on Wednesday, August 1, 2012 at the Goldman Sachs Chicago Small Cap One-on-One Summit.

Investor & Media Contact:

Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized career websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 21 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company's management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income (loss) plus (to the extent deducted in calculating such net income (loss)) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income (loss)) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company's filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011

Revenues	$48,455	$44,881	$94,587	$84,970

Operating expenses:
Cost of revenues	3,825	3,592	6,952	6,283
Product development	3,214	2,373	6,376	4,868
Sales and marketing	16,037	15,572	32,607	29,748
General and administrative	6,730	6,039	13,017	11,754
Depreciation	1,275	1,113	2,526	2,164
Amortization of intangible assets	1,695	2,390	3,535	4,929
Change in acquisition related contingencies	—	1,327	—	1,982
Total operating expenses	32,776	32,406	65,013	61,728
Operating income	15,679	12,475	29,574	23,242
Interest expense	(1,052)	(342)	(1,369)	(786)
Interest income	44	31	56	55
Income before income taxes	14,671	12,164	28,261	22,511
Income tax expense	5,217	4,422	10,188	8,182
Net income	$9,454	$7,742	$18,073	$14,329

Basic earnings per share	$0.15	$0.12	$0.29	$0.22
Diluted earnings per share	$0.14	$0.11	$0.27	$0.20

Weighted average basic shares outstanding	62,640	66,210	63,379	65,778
Weighted average diluted shares outstanding	66,004	70,517	66,875	70,408

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$9,454	$7,742	$18,073	$14,329
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	1,275	1,113	2,526	2,164
Amortization of intangible assets	1,695	2,390	3,535	4,929
Deferred income taxes	(810)	(99)	(1,520)	(881)
Amortization of deferred financing costs	852	115	967	232
Share based compensation	1,491	1,177	3,015	2,149
Change in acquisition related contingencies	—	1,327	—	1,982
Change in accrual for unrecognized tax benefits	(23)	—	186	106
Changes in operating assets and liabilities:
Accounts receivable	1,475	1,822	3,538	717
Prepaid expenses and other assets	684	278	33	(643)
Accounts payable and accrued expenses	(992)	2,137	(1,101)	(1,049)
Income taxes receivable/payable	(1,564)	4,464	(952)	3,709
Deferred revenue	(2,728)	981	5,860	10,488
Other, net	19	(1)	35	7
Net cash flows from operating activities	10,828	23,446	34,195	38,239
Cash flows from investing activities:
Purchases of fixed assets	(1,621)	(2,765)	(3,054)	(3,495)
Purchases of investments	—	(250)	(1,735)	(250)
Maturities and sales of investments	250	1,000	999	1,850
Net cash flows from investing activities	(1,371)	(2,015)	(3,790)	(1,895)
Cash flows from financing activities:
Payments on long-term debt	(15,500)	(4,000)	(16,500)	(24,000)
Proceeds from long-term debt	16,500	—	16,500	—
Proceeds from sale of common stock	—	—	—	11,943
Purchase of treasury stock related to option exercises	—	—	—	(11,943)
Payments under stock repurchase plan	(21,947)	—	(34,064)	—
Payment of acquisition related contingencies	—	—	(1,557)	(230)
Proceeds from stock option exercises	496	1,306	1,130	4,115
Purchase of treasury stock related to vested restricted stock	16	—	(392)	(171)
Excess tax benefit over book expense from stock options exercised	687	1,660	944	6,182
Financing costs paid	(1,101)	—	(1,101)	—
Net cash flows from financing activities	(20,849)	(1,034)	(35,040)	(14,104)
Effect of exchange rate changes	(539)	(222)	233	1,063
Net change in cash and cash equivalents for the period	(11,931)	20,175	(4,402)	23,303
Cash and cash equivalents, beginning of period	62,766	46,158	55,237	43,030
Cash and cash equivalents, end of period	$50,835	$66,333	$50,835	$66,333

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	June 30, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$50,835	$55,237
Investments	5,711	4,983
Accounts receivable, net	17,220	20,684
Deferred income taxes - current	777	509
Prepaid and other current assets	2,166	2,190
Total current assets	76,709	83,603
Fixed assets, net	9,192	8,726
Acquired intangible assets, net	53,636	56,471
Goodwill	177,133	176,365
Deferred financing costs, net	1,191	957
Other assets	278	256
Total assets	$318,139	$326,378
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	15,209	14,599
Deferred revenue	66,834	60,887
Current portion of acquisition related contingencies	—	1,557
Current portion of long-term debt	—	4,000
Income taxes payable	2,027	2,929
Total current liabilities	84,070	83,972
Long-term debt	15,000	11,000
Deferred income taxes - non-current	15,914	17,167
Accrual for unrecognized tax benefits	4,055	3,869
Other long-term liabilities	1,151	1,154
Total liabilities	120,190	117,162
Total stockholders' equity	197,949	209,216
Total liabilities and stockholders' equity	$318,139	$326,378

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the three and six month periods ended June 30, 2012 and 2011 and a balance sheet as of June 30, 2012 and December 31, 2011 are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the three and six month periods ended June 30, 2012 and 2011 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the three and six month periods ended June 30, 2012 and 2011 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$9,454	$7,742	$18,073	$14,329
Interest expense	1,052	342	1,369	786
Interest income	(44)	(31)	(56)	(55)
Income tax expense	5,217	4,422	10,188	8,182
Depreciation	1,275	1,113	2,526	2,164
Amortization of intangible assets	1,695	2,390	3,535	4,929
Change in acquisition related contingencies	—	1,327	—	1,982
Non-cash stock compensation expense	1,491	1,177	3,015	2,149
Other income	—	—	—	(44)
Adjusted EBITDA	$20,140	$18,482	$38,650	$34,422

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$10,828	$23,446	$34,195	$38,239
Interest expense	1,052	342	1,369	786
Amortization of deferred financing costs	(852)	(115)	(967)	(232)
Interest income	(44)	(31)	(56)	(55)
Income tax expense	5,217	4,422	10,188	8,182
Deferred income taxes	810	99	1,520	881
Change in accrual for unrecognized tax benefits	23	—	(186)	(106)
Change in accounts receivable	(1,475)	(1,822)	(3,538)	(717)
Change in deferred revenue	2,728	(981)	(5,860)	(10,488)
Changes in working capital and other	1,853	(6,878)	1,985	(2,068)
Adjusted EBITDA	$20,140	$18,482	$38,650	$34,422

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Revenues by Segment
Tech & Clearance	$32,243	$28,254	$63,303	$53,943
Finance	9,762	11,526	19,762	22,102
Energy	5,282	4,226	9,327	7,301
Other	1,168	875	2,195	1,624
	$48,455	$44,881	$94,587	$84,970
Percentage of Revenues by Segment
Tech & Clearance	66.6%	63.0%	66.9%	63.5%
Finance	20.1%	25.7%	20.9%	26.0%
Energy	10.9%	9.4%	9.9%	8.6%
Other	2.4%	1.9%	2.3%	1.9%
	100.0%	100.0%	100.0%	100.0%

Adjusted EBITDA	$20,140	$18,482	$38,650	$34,422
Adjusted EBITDA Margin	41.6%	41.2%	40.9%	40.5%

Calculation of Free Cash Flow
Net cash provided by operating activities	$10,828	$23,446	$34,195	$38,239
Purchases of fixed assets	(1,621)	(2,765)	(3,054)	(3,495)
Free Cash Flow	$9,207	$20,681	$31,141	$34,744

Deferred Revenue (end of period)	$66,834	$59,957	n.a.	n.a.

Dice.com Recruitment Package Customers
Beginning of period	8,650	7,600	8,100	7,000
End of period	8,600	8,050	8,625	8,050
Average for the period (1)	8,600	7,800	8,600	7,600

Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$970	$921	$963	$910

Segment Definitions:
Tech & Clearance: Dice.com and ClearanceJobs
Finance: eFinancialCareers worldwide
Energy: Rigzone and WorldwideWorker (combined in January 2012)
Other: AllHealthcareJobs and Targeted Job Fairs

(1) Reflects the daily average of recruitment package customers during the period.
(2) Reflects simple average of three months in each period.